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                                                                       Exhibit 5
                           TURNBULL, ABNER & DANIELS
                        147 WEST LYMAN AVENUE, SUITE 100
                                  P.O. BOX 100
                        WINTER PARK, FLORIDA 32790-0100
                                 (407) 647-2590
                               FAX (407) 628-1319


                                 June 28, 1996


Audio Communications Network, Inc.
1000 Legion Place, Suite 1515
Orlando, Florida 32801

Gentlemen:

          We have acted as counsel for Audio Communications Network, Inc. (the "Corporation") in connection with a registration statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement"), registering 400,000 shares of Common Stock (par value $.25 per share) of the Corporation (the "Shares") for issuance and sale pursuant to the Corporation's Incentive Option Plan (the "Plan").

          We have examined the Corporation's charter, its bylaws, the Registration Statement, the Plan and such records of the Corporation as we have deemed to be necessary to render the opinion set forth herein.

          Based on such examination, we are of the opinion that:

          1. The Corporation is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida.

          2. All of the Shares have been duly authorized for issuance and when sold, issued and paid for as contemplated in the Registration Statement, will have been validly issued and will be fully paid and nonassessable shares of Common Stock of the Corporation under the laws of the State of Florida.
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          We consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein.

                                 Very truly yours,

                                                   /s/ TURNBULL, ABNER & DANIELS